Exhibit 99.1
Newmont and Sumitomo Complete 10% Share Sale of PTNNT for $391 Million; Government Acknowledges PTNNT has Complied with its Divestiture Obligations
DENVER, November 16, 2009 — Newmont Mining Corporation (NYSE: NEM) (“Newmont” or the “Company”) today announced that its subsidiary, Newmont Indonesia Limited, together with Nusa Tengarra Mining Corporation (“NTMC”) (an affiliate of Sumitomo Corporation), completed the transfer of 10% of PT Newmont Nusa Tenggara (“PTNNT”) (3% for the 2006 divestiture and 7% for the 2007 divestiture) to PT Multi Daerah Bersaing (“PTMDB”), a consortium comprised of regional and local governments near the Batu Hijau mine, and PT Multicapital, a private company. Newmont received its pro-rata 56.25% of the proceeds totaling $391 million earlier today.
“We are pleased to have concluded the sale of 10% of PTNNT as required under our Contract of Work with the Government of Indonesia,” said Alan Blank, Executive Vice President, Legal and External Affairs. “We are looking forward to working with our new partners for the benefit of shareholders and local communities, with a focus on maintaining industry leading standards for employee safety, responsible environmental management and sustainability.”
In addition, last week Newmont and the Indonesian Government (“Government”) agreed to extend the deadline for the sale and transfer of the 2008 (7%) and 2009 (7%) divestiture shares until November 23, 2009, to allow the Government additional time to designate a buyer(s). As part of the agreement to extend the deadline, the Government acknowledged that PTNNT has fulfilled its obligations under the Contract of Work and the arbitration decision.
“We appreciate the Government’s ongoing assistance, and PTNNT and its foreign shareholders will continue working in good faith to complete the divestiture process”, said Mr. Blank. “We stand ready to sell and transfer the 2008 and 2009 divestiture shares to the Government or its designee by November 23, 2009.”
Newmont’s ownership in Batu Hijau’s proven and probable equity reserves (4.1 million ounces of gold and 3.95 billion pounds of copper as of December 31, 2008) has been reduced from 45% to 39.375%. This share transfer results in a pre-tax gain of approximately $100 million that will be carried as an increase to equity in Newmont’s Consolidated Balance Sheet. In addition, Newmont will continue to consolidate PTNNT.

Investor Contact
John Seaberg	303.837.5743	john.seaberg@newmont.com

Media Contact
Omar Jabara	303.837.5114	omar.jabara@newmont.com